PROSPECTUS SUPPLEMENT                  Filed pursuant to 424(b)(3)
(To Prospectus Dated June 13, 2002)    Registration Statement No.  333-86912



                        3,025,000 Shares

                    EAGLE SUPPLY GROUP, INC.

                          Common Stock

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     This Prospectus Supplement dated February 23, 2004 amends
and supplements the prospectus of Eagle Supply Group, Inc., a Delaware corporation (the "Company"), dated June 13, 2002 (the "Prospectus"), relating to the shares of the Company's common stock, $0.0001 par value per share ("Common Stock"), issuable upon exercise of the redeemable common stock purchase warrants principally issued in the Company's initial public offering (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.50 per share until March 12, 2004.

     Our Common Stock and Warrants are traded on the Nasdaq SmallCap Market under the symbols EEGL and EEGLW, respectively, and on the Boston Stock Exchange under the symbols EGL and EGLW, respectively. On February 20, 2004, the last reported sale prices for the Common Stock and Warrants on the Nasdaq SmallCap Market was $2.18 per share and $0.15 per Warrant, respectively.


              EXTENSION OF WARRANT EXERCISE PERIOD

  On February 23, 2004, the Company approved the extension of the exercise period of the Warrants for 6 months. As a result, the Warrants may be exercised by the holders thereof until September 12, 2004. THE WARRANTS WILL EXPIRE AND HAVE NO FURTHER VALUE AT THE CLOSE OF BUSINESS ON SEPTEMBER 12, 2004. All other terms regarding the Warrants, including the exercise price, remain the same.

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  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. All provisions of the Prospectus not specifically amended by this prospectus supplement remain in full force and effect.

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  Investing in the common stock involves risks.  You should read the entire Prospectus and this prospectus supplement carefully before making your investment decision.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.



   The date of this Prospectus Supplement is February 23, 2004